Exhibit 99.2

Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact:	Dave Prichard
608.278.6141
Spectrum Brands Completes Refinancing of
$680 Million Senior Secured Term Loan at Lower Interest Rate
Madison, WI, February 2, 2011 — Spectrum Brands Holdings, Inc. (“SBH”, NYSE: SPB) and Spectrum Brands, Inc. (“SBI”, and, together with SBH, the “Company”) announced today they have completed the refinancing of SBI’s existing $680 million Senior Secured Term Loan at a lower interest rate, reflecting improved credit market conditions and the Company’s strong performance and favorable outlook.
The new SBI $680 million Senior Secured Term Loan facility, issued at par and due June 2016, includes an interest rate of LIBOR plus 400 basis points, with a LIBOR minimum of 100 basis points, compared with SBI’s original term loan’s interest rate of LIBOR plus 650 basis points and a LIBOR minimum of 150 basis points. The new facility reduces scheduled amortization to approximately $7 million per year, contains a one-year soft call protection of 1 percent on refinancing but none on other voluntary prepayments, and has the same financial, negative (other than a more favorable ability to repurchase other indebtedness) and affirmative covenants and events of default as the existing facility.
At today’s interest rates and assuming a $680 million term loan balance, this pricing would reduce the Company’s annual cash interest expense by more than $20 million.
In connection with the refinancing, the Company expects to record a pre-tax charge of approximately $43 million, of which nearly $36 million is non-cash, in the second quarter of fiscal 2011 ending April 3, 2011.
The Company reiterated its expectations for fiscal 2011, which began October 1, 2010, to increase adjusted EBITDA to $455-$465 million and free cash flow to $155-$165 million while achieving a cumulative debt reduction on its Senior Secured Term Loan of at least $200 million.

Exhibit 99.2
The Company made voluntary prepayments of $50 million in November 2010 and $20 million in December 2010 on its original $750 million Senior Secured Term Loan of June 2010, for a total prepayment amount of $70 million to date.
About Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc.
Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, operating through its wholly owned subsidiary Spectrum Brands, Inc. (together, the “Company” or “Spectrum Brands”) is a global, diversified and market-driven consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands generated net sales of $3.1 billion from continuing operations in fiscal 2010. For more information, visit www.spectrumbrands.com.
Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2011 (including its ability to increase its adjusted EBITDA and free cash flow and reduce its cumulative debt), may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) risks related to our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands’ ability to identify, develop and retain key employees,

Exhibit 99.2
(11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.
Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.
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